Exhibit 10.10

PURCHASE AND SALE AGREEMENT

THIS CONTRACT (“Contract”) is entered into between ONCE LOWLY LOT, LLC, an Oklahoma limited liability company (“Seller”), and AGRO CAPITAL MANAGEMENT CORPORATION, a publicly traded corporation organized under the laws of the State of Nevada (“Buyer”). Hereinafter, Seller and Buyer may be individually referred to as “Party” and collectively referred to as the “Parties.”

Upon execution of this Contract by the Parties, evidenced by their signatures hereto, a valid and binding contract of sale shall exist. The “Effective Date” hereof shall be the _____ day of June, 2021. The terms and conditions shall be as follows:

1. SALE: Seller agrees to sell and convey to Buyer by General Warranty Deed (hereinafter, the “Deed”), and Buyer agrees to purchase, the real estate located at 1814 NW 1st Street, Oklahoma City, Oklahoma 73106-3008, together with any improvements thereon (collectively the “Property”), if any, which such Property may be further described as:

CARLE & COLCORD ADDITION 013 000 W1/2 OF LOT 4 & LOTS 5 THRU 8

The exact size and legal description of the Property shall be determined by a survey, as provided herein.

2. PURCHASE:

(a) Consideration. As consideration for Seller’s sale, disposition, and transfer of the Property to Buyer, Buyer shall set aside for Seller, whether in escrow, in trust, or otherwise separate from the assets of Buyer, five hundred thousand (500,000) restricted shares of Buyer’s common stock (the “Shares”). Buyer’s interest in the Shares shall vest at the end of the second anniversary of the Effective Date of this Agreement, upon which time Buyer will obtain full rights thereto, including the right to resell such Shares.

(b) Vesting. Unless otherwise expressly agreed to by the Parties in writing, the Shares set aside for Seller shall vest in full on the second anniversary of the Effective Date of this Agreement (the “Vesting Date”), provided that such vesting shall not occur upon the Seller’s failure to upgrade the Property in accordance with this agreement (“Termination”). If Seller voluntarily or involuntarily affects a Termination for any reason (including due to death, disability, or otherwise) prior to the Vesting Date, Buyer shall automatically reacquire all Shares and/or Bonus Shares that have not yet vested in accordance with this provision.

(c) Rights in Unvested Shares. Prior to the Vesting Date, Seller shall have all rights and privileges of a shareholder of Buyer with respect to the Shares set aside and otherwise unvested, except that Seller may not resale, dispose of, gift, assign, or otherwise transfer such Shares unless Buyer agrees to such transfer in writing. Buyer shall have no right to sell, grant, assign, dispose of, or otherwise transfer unvested Shares set aside for the benefit of Seller.

(d) Delivery of Shares. The full number of Shares contemplated for payment to Seller under this Agreement shall be set aside for the benefit of Seller in accordance with Section 2(a) above, in full upon delivery of the Deed at Closing.

1

3. SURVEY: If a survey is available and in the possession or control of Seller, it shall be provided to Buyer within ten (10) days of the Effective Date. Within sixty (60) days from the Effective Date, Buyer shall cause an updated survey to be prepared the (“Survey”).  The Survey shall comply with the minimum standard detail requirements for land title surveys as adopted by ALTA/ACSM.

4. SELLER UPGRADES: Upon the date of Closing, Seller shall provide for certain improvements and upgrades to the Property (“Improvements”), and Seller shall solely assume the complete costs thereof, including the following improvements:

(i)	upgrading the Property’s electrical service to 400-AMP;
(ii)	installing, or providing for the installation of, a 480 Volt 3 Phase power system.
(iii)	installing a security camera and monitoring system which meets both (i) relevant State legal requirements; and (ii) is compatible with Buyer’s offsite monitoring needs.

5. TAXES AND PRORATIONS:

(a) The Seller shall pay in full:

(i) all special assessments against the Property upon the date of Closing, whether or not payable in installments;

(ii) all taxes which are a lien on the Property upon the date of Closing;

(iii) the cost of any item of workmanship or material furnished on or prior to the date of Closing, including utility charges, which is or may become a lien on the Property; and

(iv) the cost of all improvements or upgrades contemplated herein in connection with the sale of the Property.

(b) The following items shall be prorated between the Seller and Buyer as of the date of Closing:

(i) rents, if any; and

(ii) general ad valorem taxes for the current calendar year, provided that, if the amount of such taxes has not then been fixed, the proration shall be based upon the rate of levy for the previous calendar year.

6. RISK OF LOSS: Until Closing, the Seller shall bare the risk of loss to the Property.

7. SELLER’S REPRESENTATIONS: Seller’s representations are as follows:

(a) There are no contracts or other obligations outstanding for the sale, exchange, or transfer of all or any part of the Property other than this Contract.

2

(b) There are no sites of historical or archaeological importance on the Property, which in any way would impede, curtail, limit, or restrict the development of the Property.

(c) Seller shall not at any time prior to Closing grant to any person an interest in the Property.

(d) Seller has:

(i) all requisite power and authority:

(1) to own its property and operate its business, and

(2) to enter into this Contract and consummate the sale contemplated in this Contract, and

(ii) by proper action, duly authorized the execution and delivery of this Contract and the consummation of the sale contemplated in this Contract.

(e) At or prior to the Closing, any existing leases covering the Property shall be fully terminated and any existing tenants of the Property, other than Buyers shall have fully vacated the Property, unless otherwise agreed to by the Parties.

(f) The Seller’s execution of this Contract and consummation of the sale do not and will not result in a breach of or constitute a default under the terms of provisions of any indenture, agreement, instrument or obligation to which the Seller is a party or by which the Property or any portion thereof is bound.

(g) Seller is the owner of good marketable fee simple title to the Property, free and clear of any liens, deeds of trust, pledges, leases, charges, encumbrances, joint ownerships, or restrictions of any kind, except liens to be discharged at or prior to Closing.

(h) Seller shall, upon the date of Closing and for as long as necessary thereafter, assist Buyer in obtaining an Oklahoma Medical Marijuana Authority (OMMA) manufacturing license, and provide the requisite funds for obtaining such license.

9. CONDEMNATION: If, prior to the Closing, action is initiated or threatened to take a material portion of the Property by eminent domain proceedings, or by deed in lieu thereof, for any portion of the Property, Buyer may either

(a) Terminate this Contract; or

(b) Close the sale and the entire award of the condemning authority will be assigned by Seller to Buyer at the Closing.

3

10. CLOSING: The Closing shall take place at _____________________________ no later than June 30, 2021, after the satisfaction of all contingencies hereto; however, if, at the option of the Seller, the Closing occurs prior to June 30, 2021, any remaining obligation of the Buyers under any other oral or written agreement with Seller whatsoever, will end and any amounts owed be prorated to the date of the Closing.

11. SELLER DELIVERY AT CLOSING: At Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole cost and expense, each of the following:

(a) The Deed duly executed and acknowledged by Seller.

(b) All additional documents and instruments as, in the mutual and reasonable opinion of Seller’s and Buyer’s counsel, are reasonably necessary for the proper consummation of this transaction.

12. BUYER’S DELIVERY AT CLOSING: At the Closing, Buyer, at Buyer’s sole cost and expense, shall deliver to Seller the following:

(a) The Shares in the amount and manner required by Section 2(a)–(d) herein.

(b) All additional documents and instruments as, in the mutual and reasonable opinion of Seller’s and Buyer’s counsel, are reasonably necessary for the proper consummation of this transaction.

13. NO PARTNERSHIP: Nothing herein is intended to create any relationship other than Buyer and Seller in an arms-length transaction. By this agreement, these parties do not intend to create any partnership, joint venture, association, or any such similar relationship, all of which are herein specifically denied.

14. FINAL LEGAL DESCRIPTION: In the event the preliminary legal description of the Property is different from that contained in the Survey prepared in accordance with this Contract, the final legal description of the Property (the “Final Legal Description”) will be the one specified on the Survey, and once approved by Buyer and Seller, the Final Legal Description shall be substituted for the preliminary legal description of the Property contained in Section 1 and this Contract shall be deemed amended by such substitution without the necessity of the parties executing any further amendment to this Contract. Upon such substitution, the real estate portion of the Property shall be thereafter defined as set forth in the Final Legal Description.

15. COMMISSIONS : Purchaser and Seller covenant and represent to each other that no other party is entitled to be paid a fee or commission in connection with the transaction contemplated by this Agreement, and neither Purchaser nor Seller has had any dealings or agreements with any other individual or entity in connection therewith. If any other individual or entity will assert a claim to a finder’s fee, or commission, or other similar fee against either Purchaser or Seller on account of an alleged employment, arrangement or contract as a broker or a finder, then the party who is alleged to have retained such individual or entity will and does hereby agree to indemnify and hold harmless the other party from and against any such claim and all costs, expenses, liabilities and damages incurred in connection with such claim or any action or proceeding brought thereon. Seller agrees that in the event and only in the event the transaction contemplated by this Agreement is consummated, then, at the Closing, Seller will pay a real estate commission to the Broker in accordance with a separate agreement at Closing.

4

16. NOTICES: All notices required under this Contract shall be deemed to be properly served if reduced to writing and sent by (i) certified or registered mail; (ii) Federal Express or similar overnight courier; (iii) facsimile transmission; or (iv) personal delivery and the date of such notice will be deemed to have been the date on which such notice is delivered or attempted to be delivered as shown by the certified mail return receipt or a commercial delivery service record, or in the case of facsimile on the date of receipt of the transmission as shown on a successful transmission confirmation receipt. All notices shall be addressed as follows, unless otherwise specified in writing:

To Buyer:

3651 Lindell Road, Suite D430,

Las Vegas, Nevada 89103

With Notice To:

Overman Legal Group

809 NW 36th St.

Oklahoma City, OK 73118

To Seller:

[17504 Egrets Ldg, Edmond, OK 73012]

With Notice To:

Jacquelyn L. Dill

[The Dill Law Firm, 12101 N. MacArthur Blvd. Suite 200, Oklahoma City, OK 73162]

17. LEGAL FEES: If either Buyer or Seller brings any action or suit against the other for any matter relating to or arising out of this Contract then the prevailing party in such action, suit or proceeding, whether by final judgment or out of court settlement, shall be entitled to recover from the other party all costs and expenses of suit, including actual reasonable attorneys’ fees.

18. EFFECT: This Contract, when executed by both Seller and Buyer, shall be binding upon and inure to the benefit of Seller and Buyer, their respective heirs, legal representatives, successors and assigns.

19. ENTIRETY: This Contract sets forth the complete understanding of Seller and Buyer with respect to the matters set forth herein and supersedes all previous negotiations, representations and agreements between them and their employees, agents and representatives.

20. AMENDMENT: This Contract can only be amended or modified by a written agreement signed by Seller and Buyer.

5

21. CONSENTS: Whenever the consent of Seller or Buyer is required hereunder, such consent, unless herein committed to such party’s sole discretion, will not be unreasonably withheld or delayed.

22. CONFIDENTIALITY: Seller and Buyer agree to keep this Contract and the terms and provisions thereof confidential and not to make any public announcement or disclosure or provide any third party any information or facts; including, but not limited to, the Purchase Price, without the written consent of the other party. The provisions of this Paragraph shall survive Closing.

24. 1031 EXCHANGE . It is the intent of the parties to consummate this transaction in manner, which will allow each party to effectuate a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. The parties agree to cooperate with the other parties to effectuate a tax deferred exchange, provided that the cooperating party incurs no additional cost or expense, and provided further that the party requesting such cooperation indemnifies and holds the cooperating party and its affiliates harmless from and against any and all claims, demands, judgment, costs and expenses, including reasonable attorney’s fees and costs, associated with such cooperating party’s cooperation with such tax-free exchange; which indemnification shall survive closing of this transaction. All costs and expenses associated with such tax-free exchange shall be borne solely by the party requesting such cooperation and shall be reimbursed to the cooperating party at closing, including but not limited to, any additional attorneys’ fees, which the cooperating party incurs in connection with such tax deferred exchange.

25. TIME OF ESSENCE: This Contract shall be null and void unless signed by Seller and delivered to Buyer on or before 5:00 P.M., _____________________, 2021. Time is of the essence of this Contract and Buyer and Seller hereby agree to perform each and every obligation hereunder in a prompt and timely manner; provided however, that if the date for the performance of any action or obligation, or any time period specified here under occurs on a Saturday, Sunday or United States bank holiday, then such date or time period shall be extended until the next business day.

26. INSURANCE: The Seller and Buyer agree that, to the extent such contract for insurance is assignable, Buyer will assume responsibility for payment of premiums on any insurance policy for casualty or loss currently in effect, offering coverage for the Property. To the extent Seller is named as an “Insured” or “Additional Insured” with respect to the Property, Seller and Buyer agree that such insurance coverage will be maintained to the benefit of Buyer. Seller agrees that it will not make any claim on any insurance policy respecting the Property following the date of execution below.

27. ASSIGNMENT. The Seller and Buyer agree that Buyer may assign its interest in this Contract. At any date following the date of execution below, Buyer can exercise any and all rights of assignment to any other entity, person, individual, third party, company, corporation, partnership, limited liability company, or lawful entity regardless of ownership, control or any other consideration.

6

EXECUTED this 30 day of June, 2021.

“SELLER”	Once Lowly Lot, LLC

	By:	/s/ Michael B. Yowell
	Name:	Michael B. Yowell
	Title:	President

“BUYER”	Agro Capital Management Corporation

	By:	/s/ Ted Hicks
	Name:	Ted Hicks
	Title:	President

CLOSING COMPANY ACKNOWLEDGMENT:

Receipt of this Contract executed by Buyer and Seller is acknowledged by the undersigned this _______ day of June, 2021.

By:
Name:
Title:

7